Exhibit 99.08

DataMEG Corp. Announces Collaborative Licensing Agreement Between Data Connection and Its Wholly Owned Subsidiary, North Electric Company, Inc.

THURSDAY, MARCH 21, 2002 12:34 PM
 - BusinessWire

RALEIGH, N.C. & LONDON, Mar 21, 2002 (BUSINESS WIRE) -- Data Connection Limited (DCL), the world's leading provider of carrier-class communications protocol source code, and North Electric Company, Inc. (NECI), a ground-breaking provider of Test-OSS solutions for next-generation carrier networks, today announced a cross-licensing agreement. The terms of the agreement, which were not disclosed in detail, give NECI access to DCL's MPLS and OSPF protocol software suites, (DC-MPLS and DC-OSPF) and allow DCL to use NECI's monitoring and test applications.

"We are very pleased to have reached this agreement with DCL," said Rex Hester, Chairman and CEO of DataMEG Corp. "We have chosen DCL's software for its comprehensive support of new and emerging communications standards. Their protocol software gives us a scalable and resilient base on which to build our exciting new Test-OSS solutions. In an environment where speed-to-market is crucial, DCL's very high quality code and extremely responsive support make all the difference."

Ben Miller, General Manager of ATM, MPLS and IP Routing at DCL added, "The clear and easy-to-use visual presentation of complicated network information is essential to the carrier operations personnel. NECI have some innovative solutions to this problem and innovative plans for problem solving solutions for major carrier networks. Their products will provide us with tools that will be of great value in demonstrating what can be done with our protocol code."

DataMEG Corp. (OTCBB:DTMG) is a technology development company focused on new technologies, software applications and products primarily serving the communications sector. North Electric Company, Inc.
(NECI), a wholly owned subsidiary of DataMEG Corp. is a next-generation Test-OSS company focused on providing solutions for monitoring, testing, and fault isolation for next generation MPLS based IP and optical transport networks. NECI's innovative products enable communications providers to ensure optimal network performance to meet service level agreements through integrative system solutions. Additional information about DataMEG Corp. and NECI is available at www.Datameg.com and www.northelectriccompany.com.

Data Connection Limited (DCL) is the leading independent developer and supplier of MPLS, IP Routing, LMP, SIP, MGCP/Megaco, SCTP, ATM, Conferencing, Unified Messaging, Directory and SNA portable products. Customers include Calient, CIENA, Cisco, COLT Telecom, Fujitsu, Hewlett-Packard, Hitachi, IBM Corp., Lucent, Microsoft, Nortel Networks, Santera, Sonus, Sycamore, SBC, SGI, Sun, and Verizon. It's MetaSwitch division develops and manufactures a carrier-class, next generation Class 5 switch for telecommunications service providers, data Connection is headquartered in London UK, with US offices in Reston, VA and Alameda, CA.

It was founded in 1981 and is privately held. During each of the past 20 years its profits have exceeded 20 percent of revenue. Last year's sales exceeded $35m of which 90% were outside of the UK, mostly in the US. The company received its second Queen's award for outstanding export performance in 1999. For more information on DCL please visit www.dataconnection.com.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would," "will," and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:           DataMEG Corp. & NECI
                   Public Relations: Carla Erickson, 919/341-6002 or
                   Data Connection
                   Toby Eccles, 20-8366-1177